DATA


PART B -- THIS PART DESCRIBES CERTAIN PROVISIONS OF YOUR CERTIFICATE.

Guaranteed Interest Account:
         Initial Guaranteed Interest Rate   [6.00% through February 28, 2002;
                                            4.00% through December 31, 2002]
         Lifetime Guaranteed Interest Rate  3.00%

Contribution Limits:       [Initial Contribution minimum: [$10,000.]
Subsequent Contribution minimum: [$500.] Subsequent Contributions can be made at any time up until the Annuitant attains age [84].

We may refuse to accept any Contribution if the sum of all Contributions under your Certificate would then total more than $1,500,000. We reserve the right to limit aggregate Contributions made after the first Contract Year to 150% of first year Contributions. We may also refuse to accept any Contribution if the sum of all Contributions under all Equitable Life annuity accumulation certificates/contracts that you own would then total more than $2,500,000.]

INITIAL CONTRIBUTION RECEIVED(SEE SECTION 3.02):               [$    500,000.00]

[Applicable if indicated by Annuitant]
EXPECTED FIRST YEAR CONTRIBUTION:                              [$  1,000,000.00]

CREDIT AMOUNT - OF INITIAL CONTRIBUTION:                       [$     30,000.00]
         (see Endorsement Applicable to Credits Applied to
          Annuity Account Value)

INVESTMENT OPTIONS AVAILABLE.  YOUR ALLOCATION IS SHOWN.
VARIABLE INVESTMENT OPTIONS                                    ALLOCATION
---------------------------                                    -----------
o  [Alliance Conservative Investors Fund
o  Alliance Growth Investors Fund
o  Alliance Growth and Income Fund
o  Alliance Common Stock Fund
o  Alliance Global Fund
o  Alliance International Fund
o  Alliance Aggressive Stock Fund
o  Alliance Small Cap Growth Fund
o  Alliance Money Market Fund                                  [$250,000.00]
o  Alliance Intermediate Government Securities Fund
o  Alliance High Yield Fund
o  BT Equity 500 Index Fund
o  BT Small Company Index Fund
o  BT International Equity Index Fund
o  Capital Guardian Research Fund
o  Capital Guardian U.S. Equity Fund
o  EQ/Alliance Premier Growth Fund
o  EQ/Evergreen Fund
o  EQ/Evergreen Foundation Fund
o  EQ/Putnam Balanced Fund
o  EQ/Putnam Growth & Income Value Fund
o  MFS Emerging Growth Companies Fund



No. 94ICA/B(Rev 0402)Plus                                            Data page 3
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PART C - THIS PART DESCRIBES CERTAIN CHARGES IN YOUR CERTIFICATE.

[APPLICABLE FOR ANNUITANT ISSUE AGE UP TO AND INCLUDING AGE 85]
WITHDRAWAL CHARGES (SEE SECTION 8.01): A withdrawal charge will be imposed as a percentage of each Contribution made to the extent that a withdrawal exceeds the Free Corridor Amount as discussed in Section 8.01 or, if the Certificate is surrendered to receive the Cash Value. We determine the withdrawal charge separately for each Contribution in accordance with the table below.

                                             Current and Maximum
                                                Percentage of
      Contract Year                             Contributions
      -------------                          -------------------
           [1                                        8.00%
            2                                        8.00%
            3                                        7.00%
            4                                        7.00%
            5                                        6.00%
            6                                        5.00%
            7                                        4.00%
            8                                        3.00%
            9 and later                              0.00%]

The applicable withdrawal charge percentage is determined by the Contract Year in which the withdrawal is made or the Certificate is surrendered, beginning with "Contract Year 1" with respect to each Contribution withdrawn or surrendered. For purposes of the table, for each Contribution, the Contract Year in which we receive that Contribution is "Contract Year 1."

Withdrawal charges will be deducted from the Investment Options from which each withdrawal is made in proportion to the amount being withdrawn from each Investment Option.

FREE CORRIDOR AMOUNT (SEE SECTION 8.01): [15%] of Annuity Account Value at the beginning of the Contract Year minus any amount previously withdrawn during the Contract Year. Amounts withdrawn up to the Free Corridor Amount will not be deemed a withdrawal of Contributions.

Withdrawals in excess of the Free Corridor Amount will be deemed withdrawals of Contributions in the order in which they were made (that is, the first-in, first-out basis will apply).

The Free Corridor Amount does not apply when calculating the withdrawal charge applicable upon a surrender.



No. 94ICA/B(Rev 0402)Plus                                           Data page 9

NO WITHDRAWAL CHARGE WILL APPLY IN THESE EVENTS:

1. [the Annuitant has qualified to receive Social security disability benefits as certified by the Social Security Administration; or
2. we receive proof satisfactory to us that the Annuitant's life expectancy is six months or less (such proof must include, but is not limited to, certification by a licensed physician); or
3. the Annuitant has been confined to a nursing home for more than a 90 day period (or such other period, if required in your state) as verified by a licensed physician. A nursing home for this purpose means one which is (i) approved by Medicare as a provider of skilled nursing care services, or
     (ii) licensed as a skilled nursing home by the state or territory in which it is located (it must be within the United States, Puerto Rico, U.S. Virgin Islands, or Guam) and meets all the following:
        o its main function is to provide skilled, intermediate or custodial nursing care;
        o it provides continuous room and board to three or more persons;
        o it is supervised by a registered nurse or practical nurse;
        o it keeps daily medical records of each patient;
        o it controls and records all medications dispensed; and
        o its primary service is other than to provide housing for residents.

[ITEM 4, BELOW, WILL APPLY ONLY TO CERTIFICATE OWNERS IN THE NQ, IRA
AND TSA MARKETS]
4. the Successor Owner/Annuitant option is elected and exercised, and the Successor Owner/Annuitant withdraws contributions made by Annuitant, prior to the Annuitant's death.

The withdrawal charge will apply with respect to a Contribution if the condition as described above existed at the time the Contribution was remitted or if the condition began within the 12 month period following remittance (excluding the 4th listed exemption).]

DAILY SEPARATE ACCOUNT CHARGES (SEE SECTION 8.04):

[Mortality and Expense Risks Charge:
                  Current and Maximum          Annual rate of 0.90% (equivalent
                                               to a daily rate of 0.002477%).

Administration Charge:
                  Current and Maximum          Annual rate of 0.25%
                                               (equivalent to a daily rate of
                                               0.000692%). We reserve the right
                                               to increase this charge to an
                                               annual rate of 0.35%.
Distribution Charge:
                  Current and Maximum          Annual rate of 0.25% (equivalent
                                               to a daily rate of 0.000692%).]


No. 94ICA/B(Rev 0402)Plus                                           Data page 10